UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No.    )

Filed by the Registrant    ☒

Filed by a Party other than the Registrant    ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to Section 240.14a-12

UNIFIED WESTERN GROCERS, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

1)	Title of each class of securities to which transaction applies:

2)	Aggregate number of securities to which transaction applies:

3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

4)	Proposed maximum aggregate value of transaction:

5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

1)	Amount Previously Paid:

2)	Form, Schedule or Registration Statement No.:

3)	Filing Party:

4)	Date Filed:

UNIFIED WESTERN GROCERS, INC.

5200 Sheila Street, Commerce, California 90040

Notice of Annual Meeting of Shareholders

February 14, 2006

The annual meeting of shareholders of Unified Western Grocers, Inc., a California corporation, will be held at the Norwalk Marriott Hotel, 13111 Sycamore Drive, Norwalk, CA 90650 on Tuesday, February 14, 2006, at 11:00 a.m. (Pacific Standard Time), for the following purposes:

1. To elect the fifteen members of the Board of Directors for the ensuing year, twelve by the holders of Class A Shares and three by the holders of Class B Shares.

2. To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

The names of the nominees intended to be presented by the Board of Directors for election as directors for the ensuing year are set forth in the accompanying proxy statement.

Only shareholders of record at the close of business on December 31, 2005 will be entitled to notice of and to vote, in person or by proxy, at the meeting or any adjournment or postponement thereof.

All shareholders are cordially invited to attend the meeting in person.

The proxy statement that accompanies this Notice contains additional information regarding the proposals to be considered at the meeting and shareholders are encouraged to read it in its entirety.

As set forth in the accompanying proxy statement, proxies are being solicited by and on behalf of the Board of Directors. All proposals set forth are proposals of the Company. It is expected that these materials first will be mailed to shareholders on or about January 9, 2006.

WHETHER OR NOT YOU EXPECT TO BE PRESENT AT THE MEETING, IT IS REQUESTED THAT YOU COMPLETE, DATE AND SIGN THE ENCLOSED PROXY RELATING TO THE ANNUAL MEETING AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE. YOU MAY REVOKE YOUR PROXY IF YOU ATTEND THE MEETING AND WISH TO VOTE YOUR SHARES IN PERSON. THE PROXY MAY BE REVOKED AT ANY TIME BEFORE ITS EXERCISE.

By Order of the Board of Directors

Robert M. Ling, Jr.,

Executive Vice President, General Counsel and

Secretary

January 9, 2006

YOUR VOTE IS IMPORTANT

PLEASE SIGN, DATE AND RETURN YOUR PROXY

UNIFIED WESTERN GROCERS, INC.

5200 Sheila Street, Commerce, California 90040

PROXY STATEMENT

ANNUAL MEETING OF SHAREHOLDERS

To be Held on Tuesday, February 14, 2006

INTRODUCTION

This proxy statement is furnished in connection with the solicitation by the Board of Directors (the “Board”) of Unified Western Grocers, Inc. (“Unified” or the “Company”) of proxies for use at the annual meeting of shareholders (the “Annual Meeting”) to be held at the Norwalk Marriott Hotel, 13111 Sycamore Drive, Norwalk, CA 90650 on Tuesday, February 14, 2006, at 11:00 am (Pacific Standard Time), or at any adjournment or postponement thereof, for the purposes set forth herein and in the attached Notice of Annual Meeting of Shareholders.

A shareholder giving a proxy may revoke it at any time before it is exercised by filing with the Secretary of the Company a written revocation or a duly executed proxy bearing a later date. A proxy may also be revoked if the shareholder who has executed it is present at the meeting and elects to vote in person.

Only the holders of record of Class A Shares and Class B Shares (the “Shareholders”) at the close of business on December 31, 2005 (the “Record Date”) are entitled to notice of and to vote, in person or by proxy, at the Annual Meeting or any adjournment or postponement thereof. On that date, the Company had outstanding 129,750 Class A Shares and 482,251 Class B Shares.

These proxy materials will be first mailed to Shareholders on or about January 9, 2006. The cost of soliciting the proxies, consisting of the preparation, printing, handling and mailing of the proxies and the related material, will be paid by the Company. Officers and regular employees of the Company may solicit proxies by telephone, facsimile, e-mail or in person. These persons will receive no additional compensation for their services. The total estimated cost of the solicitation of proxies is approximately $20,000, excluding the costs of salaries and wages of regular employees and officers.

VOTING RIGHTS

Shareholders may vote in person or by proxy. Each Shareholder is entitled to one vote, in person or by proxy, per share standing in his or her name on the books of the Company as of the Record Date, for each class of stock, on all matters on which the class is entitled to vote. However, if any Shareholder gives notice of its intention to cumulate its votes in the election of directors, then all Shareholders may cumulate their votes in the election of directors. To be effective, such notice (which need not be written) must be given by the Shareholder at the Annual Meeting before any votes have been cast in such election. Under cumulative voting, each holder of Class A Shares may give one nominee a number of votes equal to the number of Class A Shares which the holder is entitled to vote multiplied by the number of directors to be elected by the holders of Class A Shares (twelve at this meeting) or the holder may distribute such votes among any or all of the nominees as the holder sees fit. Similarly, the Class B Shares entitled to be voted may be voted cumulatively by the holders of such shares for the three directors to be elected by the holders of Class B Shares.

The Company is a retailer-owned, wholesale grocery cooperative; its shareholders are current or former customers of the Company. Such shareholder-customers are typically referred to as members (“Members”). In the election of directors, the nominees receiving the highest number of affirmative votes of the class of shares entitled to be voted for them, up to the number of directors to be elected by such class, will be elected; provided that no more than three nominees who are non-Shareholder-Related Directors shall be elected and any additional non-Shareholder-Related Director nominees shall not be elected. A Shareholder-Related Director is a director who is a shareholder, partner, or other ownership interest in a Member that is a corporation, partnership or limited liability company, or an employee of a Member. Under the California Corporations Code, votes against a nominee and votes withheld shall not be counted in the election of a director.

The proxy holders named on the enclosed form of proxy relating to the Annual Meeting will vote the proxies received in accordance with the Shareholder’s instructions. With respect to the election of directors, Shareholders may vote in favor of all nominees, or withhold their votes as to all nominees or specific nominees. If no instructions are given the shares will be voted FOR the election of the Board’s nominees. In the unanticipated event that any nominee should become unavailable for election as a director, the proxies will be voted for any substitute nominee named by the present Board. In their discretion, the proxy holders may cumulate the votes represented by the proxies received. If additional persons are nominated for election as directors by persons other than the Board, the proxy holders intend to vote all proxies received by them in such manner as will assure the election of as many of the Board’s nominees as possible, with the specific nominees to be voted for to be determined by the proxy holders.

ELECTION OF DIRECTORS

At the Annual Meeting fifteen directors (constituting the entire Board) are to be elected to serve until the next annual meeting and until their successors are elected and qualified. Twelve directors are to be elected by the holders of the Company’s Class A Shares, and three directors are to be elected by the holders of the Company’s Class B Shares.

Pursuant to the Company’s Bylaws, as amended, all but three of the directors of the Company are required to be Shareholder-Related Directors. Nine of the nominees recommended by the Board for election by the Class A Shares are Shareholder-Related Directors (defined as having an ownership interest and/or an employment relationship with a Member of the Company) and the remainder of the nominees recommended by the Board for election by the Class A Shares are non-Shareholder-Related Directors. All three of the nominees recommended by the Board for election by the Class B Shares are Shareholder-Related Directors.

The following table sets forth certain information concerning the nominees for election to the Board. All nominees have consented to being named herein as nominees and to serve as directors if elected.

Name	Age as of 12/31/05	Year First Elected	Principal Occupation During Last 5 Years
NOMINEES FOR ELECTION BY CLASS A SHARES

Louis A. Amen	76	1974	Chairman of the Board, Super A Foods, Inc. since 2003; President, Super A Foods, Inc. 1972 – 2002.
David M. Bennett	52	1999	Co-owner, Mollie Stone’s Markets since 1986.
John Berberian	54	1991	President, Berberian Enterprises, Inc. since 1978.
Dieter Huckestein	62	2003	Chairman and Chief Executive Officer of Conrad Hotels and President of the Hilton Global Alliance since February 2005; President Hotel Operations, Owned and Managed Hilton Hotels Corporation, 1994 – February 2005. (1)
Mark Kidd	55	— (2)	President, Mar-Val Food Stores, Inc. since 1984.
John D. Lang	52	2003	President & Chief Executive Officer, Epson America, Inc. since 2002; Senior Executive Vice President and Chief Operating Officer, Epson America, Inc. 1995 to 2002.
Jay T. McCormack	55	1993	President, Rio Ranch Markets since 1986.
Peter J. O’Neal	60	1999	President, White Salmon Foods, Inc. and Estacada Foods, Inc. since 1977; President, Novato Foods, Inc. since 2003.
Michael A. Provenzano, Jr.	63	1986	President, Pro & Son’s, Inc., President, Provo, Inc. and President, Pro and Family, Inc. since 1992.
Thomas S. Sayles	55	2003	Vice President, Governmental and Community Affairs, Sempra Energy since 1998.
Kenneth Ray Tucker	58	1999	President, Evergreen Markets, Inc. since 1989.
Richard L. Wright	68	1999	President, Wright’s Foodliner, Inc. since 2000.

NOMINEES FOR ELECTION BY CLASS B SHARES

Darioush Khaledi	59	1993	Chairman of the Board and Chief Executive Officer, K.V. Mart Co., operating Top Valu Markets and Valu Plus Food Warehouse since 1977.
Douglas A. Nidiffer	56	2001	President and Chief Executive Officer, C&K Market, Inc. since 1996.
Robert E. Stiles	66	1999	President, Gelson’s Markets since 1996.

(1)	In December 2005, Mr. Huckestein announced his retirement from the Hilton Hotels Corporation effective in early 2006.

(2)	Mr. Kidd previously served on the Company’s Board of Directors from 1992-2002.

None of the directors, nominees for director or executive officers were selected pursuant to any arrangement or understanding, other than with the directors and executive officers of the Company acting within their capacity as such. There are no family relationships among directors or executive officers of the Company and, as of the date hereof, no directorships are held by any director in a company which has a class of securities registered pursuant to Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or subject to the requirements of Section 15(d) of the Exchange Act or any company registered as an investment company under the Investment Company Act of 1940. Officers serve at the discretion of the Board.

The Board of Directors recommends a vote “FOR” the election of each of the nominees listed above.

BOARD MEETINGS AND COMMITTEES

Meetings

The Board held a total of six (6) meetings during the Company’s fiscal year ended October 1, 2005 (“fiscal 2005”). Each incumbent director attended at least 75% of the aggregate of the total number of meetings of the full Board and of all committees on which the director served, except John Berberian, who attended all six (6) meetings of the Board and three (3) of the ten (10) meetings of all other committees on which he served. Each incumbent director attended the 2005 annual meeting, except Mimi R. Song. The Company does not have a written policy regarding attendance at Board and committee meetings, although attendance is closely monitored and is considered by the Corporate Governance and Nominating Committee (“Corporate Governance Committee”) during its selection of nominees for election to the Board.

Audit Committee

The Company has an Audit Committee that presently consists of Richard L. Wright, Committee Chairman, Darioush Khaledi, John D. Lang, Jay T. McCormack and Kenneth Ray Tucker. Louis A. Amen, Chairman of the Board, is an ex-officio member of the Audit Committee. Messrs. Wright and Lang are considered by the Board to be “Audit Committee financial experts” as defined by the rules promulgated by the Securities and Exchange Commission (the “SEC”). The Audit Committee, which met four (4) times during fiscal 2005, is primarily responsible for (i) overseeing the integrity of the financial statements and financial disclosures, (ii) overseeing the qualification and independence of the independent registered public accounting firm and the internal audit function, (iii) overseeing the performance of the independent registered public accounting firm and the internal audit function, (iv) providing an avenue of communication among the independent registered public accounting firm, management, the internal audit function, and the Board, and (v) overseeing the system of disclosure controls and the system of internal controls regarding finance, accounting, legal compliance, and ethics that management and the Board have established.

The Audit Committee performs its duties in accordance with the Charter for the Audit Committee as adopted by the Board and attached hereto as Appendix A.

Compensation Committee

The Company has a Compensation Committee that presently consists of Thomas S. Sayles, Committee Chairman, Dieter Huckestein, John D. Lang, Jay T. McCormack, and Peter J. O’Neal. Louis A. Amen, Chairman of the Board, is an ex-officio member of the Compensation Committee. The Compensation Committee, which met two (2) times during fiscal 2005, is responsible for reviewing salaries and other compensation arrangements of all officers and for making recommendations to the Board concerning such matters.

Corporate Governance and Nominating Committee

The Company has a Corporate Governance and Nominating Committee (“Corporate Governance Committee”) that presently consists of Peter J. O’Neal, Committee Chairman, David M. Bennett, Jay T. McCormack, Michael A. Provenzano, Jr., and Thomas S. Sayles. Louis A. Amen, Chairman of the Board, is an ex-officio member of the Corporate Governance Committee. The Corporate Governance Committee, which met two (2) times during fiscal 2005, is responsible for (i) advising the Board on the governance structure and conduct of the Board and developing and recommending to the Board the Corporate Governance Guidelines of the Company, (ii) identifying individuals qualified to become Board members, and recommending to the Board nominees for election at the next annual or special meeting of shareholders at which directors are to be elected or to fill any vacancies or newly created directorships that may occur between meetings, and (iii) evaluating current directors for re-nomination to the Board and consulting with the Chairman of the Board with regard to appointments to any Board committees.

The Corporate Governance Committee performs its duties in accordance with the Charter for the Corporate Governance and Nominating Committee as adopted by the Board.

Charters of the Committees

Both the Audit and Corporate Governance and Nominating committees of the Board have recommended, and the Board has adopted, and may amend from time to time, a written charter, a copy of which is available on the Company’s website at www.uwgrocers.com

Independence

SEC rules require that a company whose securities are not listed on the New York Stock Exchange (“NYSE”) or the American Stock Exchange (“AMEX”) or quoted on the Nasdaq Stock Market (“Nasdaq”) disclose in its proxy statement whether the members of its Audit Committee and Corporate Governance and Nominating Committee are “independent”. In determining independence, the Company may select the definition of “independence” under the rules of either the NYSE, AMEX or Nasdaq. The Company has selected the rules of the NYSE.

Except as described below, the Board has determined that each director is independent under the applicable rules of the NYSE and the SEC. However, the rules of the NYSE provide that a director will not be considered independent if, among other things, the director is an employee or executive officer of a company that has made payments to the Company for property or services in an amount which, in any of the last three fiscal years, exceeds the greater of (i) $1 million or (ii) 2% of such company’s consolidated gross revenues. The Company is a retailer-owned, wholesale grocery cooperative whose Members purchase food and related products and services from the Company. Each of the Company’s directors, other than Messrs. Huckestein, Lang and Sayles, is an owner, employee or executive officer of a supermarket operator that has purchased products and services from the Company, in each of the last three fiscal years, in excess of the greater of (i) $1 million or (ii) 2% or such grocery store chain’s gross revenues. Except for such purchases, each director would be independent under the applicable rules of the NYSE.

Nominating Procedures and Criteria

Each year the Corporate Governance and Nominating Committee meets to consider potential nominees that have been recommended by security holders or security holders that have expressed to the Committee their interest in serving as a director either directly or in response to a solicitation of interest that is sent to representatives of all members of the Company in advance of the Committee’s deliberations. Submissions by security holders must be made to the Committee in writing, and should be accompanied by a description of the proposed nominee’s qualifications, as well as consent to serve. In addition, the Committee considers security holders that the Committee, based on information submitted by the members of the Committee, believes are worthy of consideration. Shareholder recommendations will receive the same consideration that the Committee’s nominees receive. No security holder requested consideration as a nominee for election at the Annual Meeting. Finally, when deemed appropriate and necessary, the Committee has employed the services of a third party search firm to identify potential nominees. The Committee did not employ the services of a third party search firm in connection with selecting the nominees identified in this proxy, although it has done so in the past. Essential criteria for all candidates considered by the Committee include the following: integrity and ethical behavior; maturity; independence and diversity of thought; broad business or professional experience; and an understanding of business and financial affairs and the complexities of business organizations. In evaluating candidates for certain Board positions, the Committee evaluates additional criteria, including the following: management experience and expertise; financial or accounting expertise; experience in the grocery industry, business and other experience relevant to public companies of a size comparable to the Company; and experience in commercial lending or other financing activities.

In selecting director nominees, the Committee evaluates the general and specialized criteria set forth above, identifying the relevant specialized criteria prior to commencement of the recruitment process, considers previous performance if the candidate is a candidate for re-election, and generally considers the candidate’s ability to contribute to the success of the Company.

The Board’s nominees for the Annual Meeting have been recommended by the Corporate Governance Committee, and have been selected by the full Board.

Communications with Directors

Shareholders may communicate with the respective chairs of the Audit Committee, the Compensation Committee, the Corporate Governance Committee, or with the independent directors, individually or as a group, by writing to any such person or group in care of the Secretary of the Company, at the Company’s office at 5200 Sheila Street, Commerce, California 90040.

Communications are distributed to the Board, or to any individual director, depending on the facts and circumstances set forth in the communication. In that regard, the Board has requested that certain items that are unrelated to the duties and responsibilities of the Board should be excluded, including the following: junk mail and mass mailings; product complaints; product inquiries; new product suggestions; resumes and other forms of job inquiries; surveys; and business solicitations or advertisements. In addition, material that is unduly hostile, threatening, illegal or similarly unsuitable will not be distributed, with the provision that any communication that is not distributed will be made available to any director upon request.

Communications that include information better addressed by the complaint hotline supervised by the Audit Committee will be delivered to the hotline.

PRINCIPAL STOCKHOLDERS

As of the Record Date, no person was known by the Company to own beneficially more than five percent (5%) of the outstanding Class A Shares of the Company, and the only shareholder known by the Company to own beneficially more than 5% of the outstanding Class B Shares of the Company is as set forth in the table below.

Title of Class	Name and Address of Beneficial Owner	Amount of Ownership	% of Class
Class B	Mimi R. Song Super Center Concepts, Inc. 15510 Carmenita Road Santa Fe Springs, CA 90620	29,868	6.19%

SECURITY OWNERSHIP OF DIRECTORS AND OFFICERS

The following table sets forth the beneficial ownership of the Company’s Class A Shares, Class B Shares and Class E Shares, as of the Record Date, by each director and Shareholder-Related Director nominee, and their affiliated companies, and by all directors and their affiliated companies, as a group. Non-Shareholder-Related Directors and officers of the Company do not own any class of the Company’s stock.

	Shares Owned
	Class A Shares		Class B Shares		Class E Shares
Name and Affiliated Company *	No. of Shares	% of Total Outstanding	No. of Shares	% of Total Outstanding	No. of Shares	% of Total Outstanding
Louis A. Amen Super A Foods, Inc.	250	0.19%	12,287	2.55%	4,720	3.03%
David M. Bennett Mollie Stone’s Markets	250	0.19%	2,988	0.62%	1,205	0.77%
John Berberian Berberian Enterprises, Inc.	250	0.19%	10,326	2.14%	2,206	1.42%
Dieter Huckestein (4) Conrad Hotels	0	0.00%	0	0.00%	0	0.00%
Darioush Khaledi K.V. Mart Co.	250	0.19%	17,573	3.64%	8,045	5.17%
Mark Kidd (5) Mar-Val Food Stores, Inc.	250	0.19%	2,795	0.58%	1,616	1.04%
John D. Lang (4) Epson America, Inc.	0	0.00%	0	0.00%	0	0.00%
Jay T. McCormack (2) Rio Ranch Markets	750	0.58%	3,457	0.72%	681	0.44%
Douglas A. Nidiffer (1) C&K Market, Inc.	250	0.19%	19,929	4.13%	14,585	9.37%
Peter J. O’Neal White Salmon Foods, Inc., Estacada Foods, Inc. and Novato Foods, Inc.	250	0.19%	964	0.20%	3	0.00%
Michael A. Provenzano, Jr. Pro & Son’s, Inc.	250	0.19%	10,623	2.20%	3	0.00%
Thomas S. Sayles (4) Sempra Energy	0	0.00%	0	0.00%	0	0.00%
Mimi R. Song (1) (6) Super Center Concepts, Inc.	250	0.19%	29,868	6.19%	14,964	9.61%
Robert E. Stiles (1)(3) Gelson’s Markets	250	0.19%	10,962	2.27%	4,199	2.70%
Kenneth Ray Tucker Evergreen Markets, Inc.	250	0.19%	207	0.04%	1	0.00%
Richard L. Wright Wright’s Foodliner, Inc.	250	0.19%	3,122	0.65%	1,186	0.76%

All Directors and their affiliated companies as a group	3,750	2.89%	125,101	25.94%	53,414	34.30%
(1)	Elected by Class B Shareholders.

(2)

Mr. McCormack is affiliated with Glen Avon Foods, Inc., which owns 250 Class A Shares (0.19% of the outstanding class of shares), 554 Class B Shares (0.11% of the outstanding class of shares) and 340 Class E Shares (0.22% of the outstanding class of shares), Yucaipa Trading Co., Inc., which owns 250 Class A Shares (0.19% of the outstanding class of shares) and 2,299 Class B Shares (0.48% of the outstanding class of shares) and 2 Class E Shares (0.00% of the outstanding class of shares) and Alamo Foods, Inc., which owns 250 Class A Shares (0.19% of the outstanding class of shares), 604 Class B Shares (0.13% of the outstanding class of shares) and 339 Class E Shares (0.22% of the outstanding class of shares).

(3)	Shares owned by Arden-Mayfair, Inc., parent corporation of Gelson’s Markets. Mr. Stiles disclaims beneficial ownership of these shares.

(4)	Non-Shareholder-Related Director.

(5)	Mr. Kidd is a Shareholder-Related Director Nominee.

(6)	Ms. Song is a current Shareholder-Related Director who will not be standing for re-election to the 2006 Board of Directors.

*	The address of each director and executive is in care of the Secretary of the Company, at the Company’s office at 5200 Sheila Street, Commerce, CA 90040.

Section 16(a) Beneficial Ownership Reporting Compliance

Under Section 16(a) of the Exchange Act, the Company’s directors, executive officers and any person holding ten percent or more of the shares of any class are required to report their ownership and any changes in that ownership to the SEC and to furnish the Company with copies of such reports. Specific due dates for these reports have been established and the Company is required to report in this proxy statement any failure to file on a timely basis by such persons. Based solely upon a review of copies of reports filed with the SEC, no officer or director failed to file a report required by Section 16(a) of the Securities Exchange Act of 1934 on a timely basis during the most recent fiscal year.

CODE OF FINANCIAL ETHICS

The Company has adopted a Code of Financial Ethics that applies to its principal executive officer and senior financial officers as required by the rules promulgated by the SEC. The Code of Financial Ethics has been posted to the Company’s Internet website at www.uwgrocers.com. The Company intends to satisfy disclosure requirements regarding amendments to, or waivers from, any provisions of its Code of Financial Ethics on its website.

COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS

Compensation Committee Interlocks and Insider Participation

During fiscal 2005, the Company’s Compensation Committee consisted of Thomas S. Sayles, Committee Chairman, Dieter Huckestein, John D. Lang, Jay T. McCormack, and Peter J. O’Neal, as well as ex-officio member and Chairman of the Board, Louis A. Amen. As Chairman of the Board, Mr. Amen is an officer under the Bylaws of the Company, although he is not an employee and does not receive any compensation or expense reimbursement beyond that to which he is entitled in his capacity as a director or committee member.

In the normal course of business, the Company has issued loans and entered into leases, subleases and supply agreements with Members; provided guarantees for other third party loans and leases; and made investments in the businesses of its Members. Refer to “Transactions With Management and Other Persons” on page 18 for a description of transactions the Company has entered into with certain Members with which Members of the Compensation Committee are affiliated.

Report of the Compensation Committee on Executive Compensation

The Report of the Compensation Committee of the Board of Directors shall not be deemed filed under the Securities Act of 1933, or Securities Act, or under the Securities Exchange Act of 1934, or Exchange Act.

The principal components of the Company’s executive compensation program consist of an annual salary, an annual cash bonus contingent upon individual and Company performance in the preceding fiscal year, auto allowances, relocation expense reimbursements and certain pension, health insurance, retirement and life insurance benefits.

Salary.    The Compensation Committee is responsible for the review of salaries of officers other than the Chief Executive Officer (“CEO”) as recommended by the CEO. Such review is conducted in closed session and, with the exception of the CEO and General Counsel (except when the salary of the General Counsel is being discussed), without management personnel present. This process centers on the Compensation Committee’s consideration of the CEO’s evaluation of each officer based on various criteria, including the CEO’s evaluation of officer performance against assigned responsibilities and goals, the relative value and importance of the officer’s contributions toward the overall success of the organization, the relative level of officer responsibilities, changes in the scope of officer responsibilities, officer accomplishments and contributions and the overall financial results for the Company for the most recent fiscal year end. In performing its reviews, the Compensation Committee engages the services of an independent consultant to render an opinion on, or provide recommendations with respect to, proposed compensation for its most senior executive officers in order to ensure the competitiveness of the Company’s compensation arrangements. Final salary recommendations by the Compensation Committee are presented to the full Board for approval. Salary earned for fiscal 2005 for the Company’s CEO and the four most highly compensated executive officers (the “named executives”) are reflected in the Summary Compensation Table.

The Compensation Committee recommends to the Board adjustments to the CEO’s salary based on its assessment of the CEO’s performance in accordance with the policies and considerations discussed directly above.

The Company has entered into written employment, termination and severance agreements with certain of its executive officers. See “Executive Employment, Termination and Severance Agreements” below.

Annual Bonuses.    In recognition of the correlation between the Company’s performance and enhancement of shareholder value, the Company’s officers may be awarded annual cash bonuses. The Company has an annual incentive plan for senior management, under which all of the Company’s officers other than the CEO are eligible for bonuses. The CEO’s annual cash bonus is determined separately by the Compensation Committee and is based on the Company’s and the CEO’s performance against established criteria and performance targets. The Company does not have a long term incentive plan for the CEO or other officers.

Under the annual incentive plan for senior management, bonuses are paid as a percentage of the officer’s base salary. The plan also provides for three levels of bonuses, a minimum bonus, a target bonus and a maximum bonus. If the overall performance level of the Company does not reach an established minimum level, no bonus is paid. The performance level of the officers are measured against a weighted average of (i) a 75% financial threshold based on performance measures established by the Board and (ii) a 25% corporate, divisional, or department strategic goals threshold based on the officer’s individual contributions to the overall performance of the Company or the officer’s specific responsibilities. Following a study conducted by the Committee with the assistance of an independent third party consultant, the Committee recommended that the annual incentive plans for the CEO and senior management should continue in the same form for fiscal 2006, except that certain non-financial measures of the CEO’s performance have been modified. For fiscal 2005 and fiscal 2006, the performance measures used for the annual incentive plan for senior management are pre-bonus EBITDAP (earnings before interest, taxes, depreciation, amortization and patronage dividends), revenue growth, return on capital employed and expense ratios (certain expenses as a percentage of revenue). In addition, the Board or CEO may adjust the bonus, plus or minus 20% of the earned incentive, based on individual contributions to the overall performance of the Company. Pursuant to the annual incentive plan for senior management, the Board approved bonuses totaling approximately $1,284,000 for fiscal 2005.

For fiscal 2005, the CEO’s bonus was determined in accordance with criteria and performance targets established by the Board during fiscal 2004. The Compensation Committee evaluates the CEO against the established criteria and performance targets and considers evaluations of the CEO by each member of the Board. The financial performance targets for the Company on which the CEO’s bonus was based included the achievement of pre-patronage dividend income relative to budgeted goals, the achievement of certain efficiency targets and certain strategic initiatives established at the beginning of fiscal 2005. The CEO’s performance was also based on a weighted average of certain criteria such as the CEO’s strategic effectiveness in planning the strategy of the Company in the industry, the CEO’s business management skills including setting clear goals and objectives and setting a good example for ethics and compliance issues, the CEO’s talent management including mentoring senior executives, building team spirit and motivating the employees and the CEO’s personal effectiveness, including the CEO’s relationship with the Board and the Board Committees and communication skills. In recognition of the CEO’s efforts, and pursuant to the criteria of the CEO bonus plan, the Board for fiscal 2005 approved the payment of a bonus to the CEO in the amount of $425,000.

Bonuses awarded to named executives pursuant to the plan in the prior three fiscal years are disclosed in the Summary Compensation Table.

Benefits.    Consistent with the Company’s objective to attract and retain qualified executives, the compensation program provides pension benefits to Company employees, including officers, pursuant to the Company’s defined benefit pension plan. The Company also provides supplemental retirement benefits to its officers pursuant to an Executive Salary Protection Plan II (“ESPP II”). Both types of retirement benefits are described in connection with the Pension Plan Table. In addition, Company employees, including officers, may defer income from their earnings through voluntary contributions to the Company’s Sheltered Savings Plan adopted pursuant to Section 401(k) of the Internal Revenue Code and the Company’s Amended and Restated Deferred Compensation Plan which is a nonqualified plan. In the case of those employees who elect to defer income under these plans, the Company makes additional contributions for their benefit. The amount of these additional contributions made during fiscal 2005 for the benefit of the CEO and other named executive officers is set forth in the footnotes to the Summary Compensation Table.

Compensation Committee Members

Thomas S. Sayles, Chairman

Louis A. Amen, Ex-Officio Member

Dieter Huckestein

John D. Lang

Jay T. McCormack

Peter J. O’Neal

Executive Officer Compensation

The following table summarizes compensation paid to the President and Chief Executive Officer and to certain executive officers of the Company for services to the Company in all capacities for each of the last three fiscal years.

Summary Compensation Table

Named Principal Position		Annual Compensation
		Salary($)	Bonus Pursuant to Plan($)	Other Annual Compensation($)(1)	All Other Compensation($)
Alfred A. Plamann President and Chief Executive Officer	2005 2004 2003	595,673 581,250 540,384	425,000 414,000 402,171	22,884 22,414 21,141	50,489 48,591 45,794	(2)

Robert M. Ling, Jr. Executive Vice President, General Counsel and Secretary	2005 2004 2003	346,538 330,577 296,154	210,000 198,000 150,000	21,126 20,692 19,517	26,601 26,010 23,352	(3)

Richard J. Martin Executive Vice President, Finance and Administration and Chief Financial Officer	2005 2004 2003	308,269 303,846 288,077	155,000 160,000 115,000	21,126 20,692 60,423	25,623 21,072 16,220	(4)

Philip S. Smith Executive Vice President, Chief Marketing / Procurement Officer	2005 2004 2003	276,539 258,269 222,115	160,000 156,000 90,000	20,732 18,968 17,891	22,041 20,734 18,036	(5)

Daniel J. Murphy Senior Vice President, Retail Support Services	2005 2004 2003	240,442 234,596 216,462	85,000 75,000 75,000	19,366 18,968 17,891	19,868 18,685 15,269	(6)

(1)	For 2005, consists of $22,884, $21,126, $21,126, $20,732 and $19,366 in auto allowances paid to Messrs. Plamann, Ling, Martin, Smith and Murphy, respectively.

(2)	Consists of a $13,846 Company contribution to the Company’s Sheltered Savings Plan, a $30,567 Company contribution to the Company’s Amended and Restated Deferred Compensation Plan, and $6,076 representing the economic benefit associated with the Company paid premium on the Executive Life Plan.

(3)	Consists of a $14,069 Company contribution to the Company’s Sheltered Savings Plan, an $11,402 Company contribution to the Company’s Amended and Restated Deferred Compensation Plan, and $1,130 representing the economic benefit associated with the Company paid premium on the Executive Life Plan.

(4)	Consists of a $14,097 Company contribution to the Company’s Sheltered Savings Plan, an $8,936 Company contribution to the Company’s Amended and Restated Deferred Compensation Plan, and $2,590 representing the economic benefit associated with the Company paid premium on the Executive Life Plan.

(5)	Consists of a $9,086 Company contribution to the Company’s Sheltered Savings Plan, an $11,483 Company contribution to the Company’s Amended and Restated Deferred Compensation Plan, and $1,472 representing the economic benefit associated with the Company paid premium on the Executive Life Plan.

(6)	Consists of a $13,843 Company contribution to the Company’s Sheltered Savings Plan, a $4,132 Company contribution to the Company’s Amended and Restated Deferred Compensation Plan, and $1,893 representing the economic benefit associated with the Company paid premium on the Executive Life Plan.

The Company has a pension plan (the “Pension Plan”) that covers both non-union and executive employees. The Pension Plan consists of two parts, a defined benefit plan based on final average compensation and a cash balance plan. The defined benefit portion of the Pension Plan provides benefits based on years of service through December 31, 2001 and final average compensation. Effective January 1, 2002, the cash balance plan was included as part of the Pension Plan for post January 1, 2002 accruals. Benefits earned under the Pension Plan are equal to the sum of the benefits accrued under both the defined benefit plan and cash balance plans. There is no offset under the Pension Plan for Social Security.

As of December 31, 2001, years of service under the defined benefit plan were grandfathered and will not increase. Employees will receive benefits under the defined benefit plan based on years of service as grandfathered on December 31, 2001 and final average compensation. As of December 31, 2001, credited years of service under the defined benefit plan for named executive officers were: Mr. Plamann, 12 years; Mr. Ling, 5 years; Mr. Martin, 3 years; Mr. Smith, 7 years; and Mr. Murphy, 1 year. Benefits accrued under the defined benefit plan will be paid as an annuity.

The cash balance portion of the Pension Plan is expressed in the form of a hypothetical account balance. Commencing at the end of calendar year 2002 and annually thereafter, a participant’s hypothetical cash balance account will be increased by (i) pay credits based on a percentage of compensation for that year, from 4% to 10% based on years of service and age, and (ii) interest credits based on the participant’s hypothetical account balance at the thirty year U.S. Treasury Bond rate, with a minimum guaranty of 5%. Benefits under the cash balance portion of the plan are generally stated as a cash balance account value and will be distributed as an annuity.

The Company’s Executive Salary Protection Plan II, as amended (“ESPP II”), provides supplemental post-termination retirement income based on each participant’s final salary and years of service as an officer of the Company. The financing of this benefit is facilitated through the purchase of life insurance policies, the premiums of which are paid by the Company.

The ESPP II is intended to provide eligible officers with retirement benefits when they reach age 62. The combination of payments under the ESPP II and the Company’s Pension Plan is designed to provide pension benefits equal to approximately 65% of the participant’s final pay (defined as the highest annualized base salary and car allowance received in the three years prior to separation or retirement). Employees become eligible to participate in the ESPP II after three years of service as an officer of the Company in the position of Vice President or higher. Upon eligibility, officers receive credit for years of service with the Company at the rate of 5% of final pay for each year of service up to a maximum of 13 years. Officers first elected after January 1, 1999 receive credit only for years of service as an officer. Payments under the ESPP II are discounted for executives who retire prior to age 62. In May 2003, the Board approved amendments to the ESPP II (the “Plan Amendments”). The Plan Amendments maintain the eligibility features described above. In addition, officers receive 1% of final pay for each year of service in excess of 13 years. The Plan Amendments also provide that officers elected after the effective date of the Plan Amendments receive service credit for years of service as an officer of the Company at the rate of 4.33% of final average pay (defined as the average of the five highest years of base salary, car allowance and bonus compensation received in the ten years prior to separation or retirement) up to a maximum of 15 years. Thereafter, officers receive an additional 1% of final average pay for each year of service in excess of 15 years. As of December 31, 2005, credited years of service under the ESPP II for named executive officers were: Mr. Plamann, 16 years; Mr. Ling, 9 years; Mr. Martin, 7 years; Mr. Smith, 11 years; and Mr. Murphy, 5 years. Officers employed as of the effective date of the amendments shall receive benefits equal to the greater of the amount calculated pursuant to either the ESPP II, as it existed prior to the Plan Amendments (with the additional 1% of final pay for each year in excess of 13), or as amended.

The following table summarizes the estimated combined annual benefits payable under both the defined benefit and ESPP II portion of the Pension Plan. The amounts shown represent annual compensation payable on a straight-line basis with respect to the benefits under the defined benefit portion and a 15-year annuity with respect to the benefits under the ESPP II for qualifying executives with selected years of service as if such executives had retired on October 1, 2005 at age 65.

PENSION PLAN TABLE

	Years of Service
Compensation	5 Years	10 Years	15 Years	20 Years	25 Years	33 Years
$100,000	$25,104	$50,263	$67,491	$72,809	$78,240	$87,191
$130,000	$32,635	$65,341	$87,738	$94,651	$101,712	$113,348
$160,000	$40,166	$80,420	$107,986	$116,494	$125,184	$139,505
$190,000	$47,697	$95,499	$128,233	$138,336	$148,656	$165,663
$220,000	$55,218	$110,551	$148,431	$160,098	$172,004	$191,601
$250,000	$62,718	$125,551	$168,531	$181,698	$195,104	$217,101
$300,000	$75,218	$150,551	$202,031	$217,698	$233,604	$259,601
$350,000	$87,718	$175,551	$235,531	$253,698	$272,104	$302,101
$400,000	$100,218	$200,551	$269,031	$289,698	$310,604	$344,601
$450,000	$112,718	$225,551	$302,531	$325,698	$349,104	$387,101
$500,000	$125,218	$250,551	$336,031	$361,698	$387,604	$429,601
$550,000	$137,718	$275,551	$369,531	$397,698	$426,104	$472,101
$600,000	$150,218	$300,551	$403,031	$433,698	$464,604	$514,601
$650,000	$162,718	$325,551	$436,531	$469,698	$503,104	$557,101

Executive Employment, Termination and Severance Agreements

The Company has an employment agreement with Alfred A. Plamann, the Company’s President and Chief Executive Officer, with an effective date of September 29, 1999. Mr. Plamann’s contract has a term of three years and is automatically extended for successive one-year terms on the anniversary of the effective date of the contract unless either party provides notice of an intention to terminate the contract at least eleven months prior to such anniversary date. Under the contract, Mr. Plamann serves as the Company’s President and Chief Executive Officer and receives a base salary, set at $600,000 at fiscal year-end, subject to annual review and upward adjustment at the discretion of the Board. Mr. Plamann is also eligible for annual bonuses based on performance criteria established by the Board at the beginning of each fiscal year. Additionally, Mr. Plamann will receive employee benefits such as life insurance and Company pension and retirement contributions. The contract is terminable at any time by the Company, with or without cause, and will also terminate upon Mr. Plamann’s resignation, death or disability. Except where termination is for cause or is due to Mr. Plamann’s resignation (other than a resignation following designated actions of the Company or its successor which trigger a right by Mr. Plamann to resign and receive severance benefits), death or disability, the amended contract provides that Mr. Plamann will be entitled to receive his highest base salary during the previous three years, plus an annual bonus equal to the average of the most recent three annual bonus payments, throughout the balance of the term of the agreement. Mr. Plamann would also continue to receive employee benefits such as life insurance and Company pension and retirement contributions throughout the balance of the term of the agreement.

The Company and Messrs. Ling, Martin and Smith have executed severance agreements. Each agreement provides for severance payments in the event the executive’s employment is terminated (i) by the Company other than for cause, death or extended disability, (ii) by the executive for good reason, or (iii) by the executive without cause within 12 months following a change in control. The severance payment is equal to two times the highest annual base salary in the three years prior to termination plus two times the highest annual incentive bonus paid during that three-year period. In the event of the occurrence of the specified termination events, the executive is also entitled to Company payment of COBRA health insurance premiums until the earlier of 24 months or the cessation of COBRA eligibility and coverage.

The Company and Mr. Murphy have also executed a severance agreement providing a severance benefit equal to one year’s salary and bonus based on the highest annual salary and the highest incentive bonus paid over the prior three years in the event of the occurrence of specified termination events. These include termination (i) by the Company other than for cause, death or extended disability, and (ii) by the executive for good reason.

Officer Health Insurance Plan

The Board approved, effective January 1, 2001, a supplemental officer health insurance benefit and an officer retiree medical plan for officers and their eligible dependents. Pursuant to the Supplemental Officer Health Insurance Plan, officers will be eligible for payment by the insurance plan of the portion of covered expenses not covered under the Company’s health insurance plan. Under the Officer Retirement Medical Plan, officers who are at least 55 years of age and have seven years service with the Company as an officer will be eligible to participate in the Officer Retirement Medical Insurance Plan following termination of employment. Former officers (and surviving spouses) must enroll in Medicare Parts A and B when they reach age 65 at which time Medicare becomes the primary carrier and the Officer Retirement Medical Plan becomes secondary. Active officers will continue to be obligated to pay the regular premium for the Company health insurance plan they have selected.

Officer Disability Insurance

The Board approved, effective January 1, 2001, a supplemental disability insurance plan for officers that provides 100% of their pre-disability base salary while on a disability leave for up to two years. This disability coverage will be coordinated with existing sick leave, state disability insurance, short-term disability insurance, and long-term disability plans available to all employees so that the officer disability insurance is a supplemental benefit. During the first six months of disability, state disability insurance and short-term disability insurance pays 66 2/3% of the employee’s salary and officer disability insurance pays 33 1/3%. After six months of disability, state disability insurance and long-term disability insurance pays 50% of the employee’s salary and officer disability insurance pays the remaining 50%.

Director Compensation

Following the annual meeting in 2005, each Shareholder-Related Director received an annual payment of $15,000 as compensation for service as a director of the Company and as a member of any committees of the Board of the Company and any Board of a subsidiary of the Company, if applicable. Directors who are non-Shareholder-Related Directors received an annual payment of $30,000 as compensation for service as a director of the Company and as a member of any committees of the Board of the Company and any Board of a subsidiary of the Company, if applicable. In addition, each director received additional compensation of $1,000 for each Board meeting attended, and $500 for each committee or subsidiary Board meeting attended, not to exceed $1,000 if multiple meetings are attended on any given day. In recognition of the additional duties and responsibilities attendant with such positions, the Chairman of the Board received additional annual compensation of $20,000. In addition, directors are reimbursed for Company related expenses.

AUDIT COMMITTEE REPORT

The Report of the Audit Committee of the Board of Directors shall not be deemed filed under the Securities Act or under the Exchange Act.

The Audit Committee of the Board (the “Audit Committee”) operates pursuant to a written charter as amended by the Board as of December 13, 2005 and attached hereto as Appendix A, which is assessed annually for adequacy by the Audit Committee. The Audit Committee is responsible for overseeing the Company’s financial reporting process on behalf of the Board. Company management has the primary responsibility for the Company’s financial reporting process, principles and internal controls, as well as preparation of its financial statements. The Company’s independent registered public accounting firm is responsible for performing an audit of the Company’s financial statements and expressing an opinion as to the conformity of such financial statements with the standards of the Public Company Accounting Oversight Board (United States) and expressing an opinion on whether the Company’s financial statements present fairly, in all material respects, the Company’s financial position and results of operations for the periods presented.

The Audit Committee: (1) has reviewed and discussed with management the audited financial statements contained in the Company’s Annual Report on Form 10-K for fiscal 2005; (2) has obtained from management their representation that the Company’s financial statements have been prepared in accordance with accounting principles generally accepted in the United States; (3) has discussed with Deloitte & Touche LLP the matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees) as currently in effect; (4) has received the written disclosures and the letter from Deloitte & Touche LLP required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), as currently in effect; (5) has reviewed and discussed with Deloitte & Touche LLP the registered public accounting firm’s independence and (6) has considered whether the provision of non-audit services is compatible with maintaining Deloitte & Touche LLP’s independence.

In performing its functions, the Audit Committee acts only in an oversight capacity. It is not the responsibility of the Audit Committee to determine that the Company’s financial statements are complete and accurate, are presented in accordance with accounting principles generally accepted in the United States or present fairly the results of operations of the Company for the periods presented or that the Company maintains appropriate internal controls. Nor is it the duty of the Audit Committee to determine that the audit of the Company’s financial statements has been carried out in accordance with the standards of the Public Company Accounting Oversight Board (United States) or that the Company’s registered public accounting firm is independent.

Based on the review and discussions described above and the report of the independent registered public accounting firm, the Audit Committee recommended to the Board, and the Board has approved, that the audited financial statements described in the report of Deloitte & Touche LLP dated December 21, 2005, be included in the Company’s Annual Report on Form 10-K for the fiscal year ended October 1, 2005 for filing with the Securities and Exchange Commission.

Audit Committee Members

Richard L. Wright, Chairman

Louis A. Amen, Ex-Officio Member

Darioush Khaledi

John D. Lang

Jay T. McCormack

Kenneth Ray Tucker

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has selected, and the Board has ratified, Deloitte & Touche LLP as the Company’s independent registered public accounting firm for fiscal 2006. A representative of Deloitte & Touche LLP will be present at the Annual Meeting and will have the opportunity to make a statement if such representative desires to do so and will also be available to answer appropriate questions from shareholders.

The aggregate fees billed to the Company by Deloitte & Touche LLP with respect to services performed for fiscal 2005 and 2004 are as follows:

	2005	2004
Audit fees (1)	$1,035,024	$1,060,226
Audit related fees (2)	133,883	95,733
Tax fees (3)	119,726	139,599
All other fees (4)	—	—

Total	$1,288,633	$1,295,558

(1)	Audit fees consisted of fees billed by Deloitte & Touche LLP for professional services rendered for the audit of the Company’s annual financial statements and for reviews of the financial statements included in the Company’s Quarterly Reports on Form 10-Q for fiscal 2005 and 2004.

(2)	Audit related fees consisted of fees billed by Deloitte & Touche LLP for services rendered to the Company for SEC registration statement review, services reasonably related to the performance of the audit or review of our financial statements and that are not reported as audit fees and technical accounting assistance for fiscal 2005 and 2004.

(3)	Tax fees consisted principally of fees billed by Deloitte & Touche LLP for assistance relating to tax compliance and reporting for fiscal 2005 and 2004.

(4)	All other fees consist of fees not reported as audit fees, audit related fees, or tax fees.

The Audit Committee, pursuant to its policies, administers the Company’s engagement of Deloitte & Touche LLP and pre-approves all audit and permissible non-audit services on a case-by-case basis. In approving non-audit services, the Audit Committee considers whether the engagement could compromise the independence of Deloitte & Touche LLP, and whether for reasons of efficiency or convenience it is in the best interest of the Company to engage its independent registered public accounting firm to perform the services. The Audit Committee, in reliance on management and the independent registered public accounting firm, has determined that the provision of these services is compatible with maintaining the independence of Deloitte & Touche LLP.

Prior to engagement, the Audit Committee pre-approves all independent registered public accounting firm services. The fees are budgeted and the Audit Committee requires the independent registered public accounting firm and management to report actual fees versus budget periodically throughout the year by category of service. During the year, circumstances may arise when it may become necessary to engage the independent registered public accounting firm for additional services not contemplated in the original pre-approval categories. In those instances, the Audit Committee requires specific pre-approval before engaging the independent registered public accounting firm on any service activity of $25,000 or larger. The Audit Committee has granted management the right to initiate non-audit service activities for less than $25,000 with subsequent approval by the Audit Committee, with such approval given no later than the completion of the audit.

The Audit Committee may delegate pre-approval authority to one or more of its members. The member to whom such authority is delegated must report, for informational purposes only, any pre-approval decisions to the Audit Committee at its next scheduled meeting.

CUMULATIVE TOTAL SHAREHOLDER RETURN

The following graph sets forth the five year cumulative total shareholder return on the Company’s shares as compared to the cumulative total shareholder return for the same period of the Company’s Peer Group and the S&P 500 Index. The Company’s Peer Group consists of Nash Finch Company, Spartan Stores, Inc. and Supervalu, Inc. These companies were selected on the basis that the companies, although unlike Unified in that they are not structured as cooperative organizations, have certain operational characteristics that are similar to Unified. For example, each of the companies is a full-line distributor of grocery products. While all shares of the companies included in the Peer Group are publicly traded, the Company’s shares are privately held. The Company’s Class A and Class B Shares are purchased and sold based on the book value per share of the Company at the close of the last fiscal year end prior to sale or purchase. Accordingly, the graphical presentation of the cumulative total return of the companies included in the Peer Group reflects the incremental change in book value of the shares of those companies, computed as of the dates indicated.

The comparison assumes $100 was invested on September 30, 2000 in the shares of the Company, the shares of the Peer Group and in each of the foregoing indices through October 1, 2005. The historical cost performance on the following graph is not necessarily indicative of future historical cost performance.

This graph shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act or under the Exchange Act, except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.

Comparison of Five Year* Cumulative Total Return

Among Unified Western Grocers, Inc., S&P 500 Index and Peer Group

*	Fiscal years ended, September 29, 2001, September 28, 2002, September 27, 2003, October 2, 2004 and October 1, 2005.

TRANSACTIONS WITH MANAGEMENT AND OTHER PERSONS

Members affiliated with directors of the Company make purchases of merchandise from the Company and also may receive benefits and services that are of the type generally offered by the Company to its similarly situated eligible Members.

Since the programs listed below are only available to Members of the Company, it is not possible to assess whether transactions with Members of the Company, including entities affiliated with directors of the Company, are less favorable to the Company than similar transactions with unrelated third parties. However, management believes such transactions are on terms that are generally consistent with terms available to other patrons similarly situated.

A brief description of related party transactions with Members affiliated with directors of the Company follows:

Loans and Loan Guarantees

Unified provides loan financing and loan guarantees to its Members. The Company had the following loans outstanding at December 31, 2005 to Members affiliated with the following directors of the Company:

(dollars in thousands)

Director	Aggregate Loan Balance at December 31, 2005	Maturity Date
Michael A. Provenzano, Jr.	$948	2008

In December 2002, Grocers Capital Company (“GCC”), a wholly owned subsidiary of Unified whose primary function is to provide financing to the Company’s Members, loaned approximately $2.0 million to an entity affiliated with director Michael A. Provenzano, Jr. to finance equipment and leasehold improvements for store expansion purposes. The note matures in December 2007. Principal and interest payments are required monthly.

The Company has guaranteed 22% of the principal amount of a third party loan to C&K Market, Inc. (“C&K”), of which director Douglas A. Nidiffer is a shareholder, director and officer. At December 31, 2005, the principal amount of this guarantee was $ 0.2 million.

On December 29, 2004, the Company loaned $1.1 million to K.V. Mart Co. (“KV”), of which director Darioush Khaledi is affiliated. The loan facilitated a lease termination for which the Company was contingently liable until 2011. The loan was payable over 48 months commencing from the date of its initial funding and bore interest at the rate of prime plus 1% (currently 8.25%). KV paid off the principal amount of this loan plus accrued interest on September 13, 2005. Additionally, GCC has guaranteed 10% of the principal amount of certain third-party loans to KV and KV Property Company, of which director Darioush Khaledi is affiliated. The maximum amount of this guarantee is $0.5 million. During fiscal 2005, KV and KV Property Company satisfied the requirements that enabled GCC to be released from its guarantee.

On August 1, 2005, KV entered into a $0.9 million standby letter of credit agreement with GCC to secure insurance coverage with Springfield Insurance Company, a wholly owned subsidiary of the Company, in the event KV is unable to meet its obligations. The non-transferable standby letter of credit expires August 1, 2006, and is automatically renewable without amendment unless KV provides 30 days’ prior written notice to GCC.

Lease Guarantees and Subleases

The Company provides lease guarantees and subleases to its Member. The Company has executed lease guarantees or subleases to Members affiliated with directors of the Company at December 31, 2005 as follows:

(dollars in thousands)

Director	No. of Stores	Total Current Annual Rent	Total Guaranteed Rent	Expiration Date(s)
Douglas A. Nidiffer	1	$165	$82	2006
Richard L. Wright	1	264	407	2007
John Berberian	2	310	474	2006-2007
Mark Kidd	1	121	363	2008
Peter J. O’Neal	1	144	684	2010
Michael A. Provenzano, Jr.	2	351	3,824	2016-2017
Mimi R. Song	2	630	10,140	2020-2023

Sale and Purchase of Assets

On November 1, 2001, the Company signed an agreement with Super Center Concepts, Inc. (“Super Center”), of which director Mimi R. Song is affiliated. Under the agreement, the Company leased real property to a limited liability company affiliated with principals of Super Center, which in turn subleases the property to Super Center. Super Center has guaranteed all obligations of the limited liability company under the lease. In consideration for the right to sublease the real property, the limited liability company paid $0.7 million to the Company. The lease expires in March 2023, subject to an option to extend the lease. Annual rent during the term is $0.4 million and commenced in June 2002. In addition, the Company and Super Center entered into a seven-year supply agreement and a right of first refusal agreement with respect to certain of Super Center’s operating assets and stock. The Company paid Super Center a total of $2.0 million as consideration for entering into the supply and right of first refusal agreements.

Supply Agreements

During the course of its business, the Company enters into individually negotiated supply agreements with Members of the Company. These agreements require the Member to purchase certain agreed amounts of its merchandise requirements from the Company and obligate the Company to supply such merchandise under agreed terms and conditions relating to such matters as pricing and delivery. The Company has executed supply agreements with Members affiliated with directors of the Company at December 31, 2005 as follows:

Director	Expiration Date
Mimi R. Song	12/31/2008
Michael A. Provenzano, Jr.	10/03/2009
Douglas A. Nidiffer	12/29/2013

The Company entered into a supply agreement with Super Center Concepts, Inc (“Superior”) dated December 20, 2001. Mimi Song, a principal owner of Superior, is a director of the Company. A question has arisen regarding the interpretation of a provision in the agreement that relates to required purchase levels. The parties are in discussions regarding a resolution of the matter.

Direct Investment

On December 19, 2000, the Company purchased 80,000 shares of preferred stock (the “Series A-1 Preferred Shares”) of C&K Market, Inc. (“C&K”) for $8.0 million. Douglas A. Nidiffer, a director of the Company, is a shareholder, director and an officer of C&K. In connection with the stock purchase transaction, C&K executed a ten-year supply agreement and the shareholders of C&K granted to the Company a put with respect to the preferred stock, exercisable upon the occurrence of designated events including the nonpayment of permitted dividends or permitted mandatory redemption payments. The preferred stock bore a 9.5% cumulative dividend rate, with the payment of cash dividends deferred until after November 15, 2002, and then payable quarterly only if permitted by applicable loan agreements. The preferred stock was convertible into 15% of the common stock of C&K under certain circumstances.

On December 31, 2003, the Company and an unrelated third party lender approved a change in the capital structure of C&K. In connection with the recapitalization, the Company exchanged its 80,000 Series A-1 Preferred Shares valued at $8.0 million and deferred dividends of approximately $1.5 million with respect to such shares for 95,000 shares of Series A-2 Preferred Shares. The Series A-2 Preferred Shares have an 8% cumulative dividend rate, with cash dividend payments payable quarterly that began in May 2004, subject to applicable loan agreements. The dividend rate will be adjusted on December 31, 2008 to the greater of 8% or the then current five-year U.S. Treasury Bill rate plus 5%. The original carrying value of the Series A-2 Preferred Shares was $8.0 million and will accrete to the redemption value of $9.5 million over 10 years. The carrying value of the Series A-2 Preferred Shares was $8.3 million and $8.1 million at October 1, 2005 and October 2, 2004, respectively. Separately, the Company also executed a new ten-year supply agreement with C&K. The Series A-2 Preferred Shares are eligible for redemption, at the Company’s option in an amount of up to 19,000 shares per year, beginning in December 2009 and concluding in December 2013. The controlling shareholders of C&K have provided the Company with personal guarantees with respect to the redemption of preferred shares and the payment of dividends. The Company received scheduled cash dividends of $0.8 million during the fiscal year 2005 and $0.4 million during the third and fourth fiscal quarters of 2004. The Company received scheduled cash dividends of $0.8 million during fiscal 2005 and $ 0.2 million in the first quarter of fiscal 2006.

Transactions with Executive Officers

In December 2000, to facilitate Senior Vice President Daniel J. Murphy’s relocation to Southern California, the Company loaned to Mr. Murphy, pursuant to a note, $0.1 million with interest of 7.0% per annum payable quarterly and principal due at the option of the holder.

VOTING ON OTHER MATTERS

As of the date of this Proxy Statement, the Board knows of no business to be presented for consideration at the Annual Meeting other than as stated in the Notice of Annual Meeting of Shareholders. If, however, other matters are properly brought before the Annual Meeting, including a motion to adjourn the Annual Meeting to another time or place in order to solicit additional proxies in favor of the recommendations of the Board, the proxy holders intend to vote the shares represented by the proxies on such matters in accordance with the recommendation of the Board and the authority to do so is included in the proxy.

SHAREHOLDER PROPOSALS FOR 2007 ANNUAL MEETING

Under certain circumstances, shareholders are entitled to present proposals at shareholder meetings. The 2007 annual meeting of shareholders is presently expected to be held on or about February 15, 2007.

SEC rules provide that any shareholder proposal to be included in the proxy statement for the Company’s 2007 annual meeting must be received by the Secretary of the Company at the Company’s office at 5200 Sheila Street, Commerce, California 90040 on or before September 10, 2006, in the form that complies with applicable regulations. If the date of the 2007 annual meeting is advanced or delayed more than 30 days from the date of the 2006 Annual Meeting, shareholder proposals intended to be included in the proxy statement for the 2007 annual meeting must be received by the Company within a reasonable time before the Company begins to print and mail the proxy statement for the 2007 annual meeting. Upon any determination that the date of the 2007 annual meeting will be advanced or delayed by more than 30 days from the date of the 2006 Annual Meeting, the Company will disclose that change in the earliest practicable Quarterly Report on Form 10-Q.

SEC rules also govern a company’s ability to use discretionary proxy authority with respect to shareholder proposals that were not submitted by the shareholders in time to be included in the proxy statement. In the event a shareholder proposal is not submitted to the Company on or before November 24, 2006, the proxies solicited by the Board for the 2007 annual meeting of shareholders will confer authority on the proxy holders to vote the shares in accordance with the recommendations of the Board if the proposal is presented at the 2007 annual meeting of shareholders without any discussion of the proposal in the proxy statement for such meeting.

ANNUAL REPORT ON FORM 10-K

The Company’s annual report to shareholders for the fiscal year ended October 1, 2005 accompanies or has preceded this proxy statement, but is not deemed to be a part of the proxy solicitation material. The annual report contains financial statements of the Company and the report thereon of Deloitte & Touche LLP, the Company’s independent registered public accounting firm.

A copy of the Company’s Annual Report on Form 10-K for the fiscal year ended October 1, 2005, as filed with the Securities and Exchange Commission, excluding exhibits, may be obtained without charge by writing to the Corporate Secretary of Unified at the address of Unified’s principal executive office shown on the first page of this proxy statement. The Annual Report on Form 10-K is also available on the SEC’s website at www.sec.gov.

By Order of the Board of Directors

Robert M. Ling, Jr.,

Executive Vice President, General Counsel and

Secretary

Dated:    January 9, 2006

APPENDIX A

UNIFIED WESTERN GROCERS, INC.

AUDIT COMMITTEE CHARTER

as amended DECEMBER 13, 2005

Purpose:

The Audit Committee will represent the Board of Directors by:

•	Overseeing the integrity of the financial statements and financial disclosures;

•	Overseeing the qualifications and independence of the independent auditor and the internal audit function;

•	Overseeing the performance of the independent auditor and the internal audit function;

•	Providing an avenue of communication between the independent auditor, management, the internal audit function, and the Board of Directors; and

•	Overseeing the system of disclosure controls and system of internal controls regarding finance, accounting, legal compliance, and ethics that management and the Board of Directors have established.

The Committee will report at each Board of Directors meeting following a Committee meeting.

Duties and Responsibilities:

General Activities:

1. Provide an open avenue of communication between the independent auditor, management, the internal audit function, and the Board of Directors.

2. Meet a minimum of four times per year or more frequently, as circumstances require. The Committee may ask members of management or others to attend meetings and provide pertinent information, as necessary. Each regularly scheduled meeting shall conclude with an executive session of the audit committee absent members of management.

3. Review with the independent auditors and the internal audit function the coordination of audit efforts to assure completeness of coverage, reduction of redundant efforts, and the effective use of audit resources.

4. Consider and review with management, the independent auditors, and the internal audit function:

(a) Significant findings during the year, including the status of previous audit recommendations;

(b) Any difficulties encountered in the course of audit work, including any restrictions on the scope of activities or access to required information; and

(c) Any changes required to the planned scope of the audit plan.

5. Set clear hiring policies, compliant with governing laws or regulations, for employees or former employees of the independent auditor.

6. Establish and maintain procedures for the receipt, retention, and treatment of complaints regarding accounting, internal accounting, or auditing matters. Additionally, establish and maintain procedures for confidential, anonymous submission by Company employees regarding questionable accounting or auditing matters.

7. Review management activities to establish and monitor compliance with any Code of Ethics adopted by the Company.

8. Ensure there are no unjustified restrictions or limitations on the Internal Audit function.

9. Review periodically with the General Counsel legal and regulatory matters that may have a material impact on the Company’s financial statements, compliance policies and programs.

10. Conduct or authorize investigations into any matters within the Committee’s scope of responsibilities. The Committee shall be empowered to retain independent counsel and other professionals to assist in the conduct of any investigation or to obtain advice, as the Committee deems appropriate to perform its duties and responsibilities.

Scheduled Activities:

Independent Auditors

1. Appoint, compensate, and oversee the work performed by the independent auditor for the purpose of preparing or issuing an audit report or related work. The Committee shall review the performance of the independent auditor and remove the independent auditor, if circumstances warrant. The independent auditor shall report directly to the Committee and the Committee shall oversee the resolution of disagreements between management and the independent auditor in the event that they arise. The Committee shall consider whether the independent auditor’s performance of permissible non-audit services is compatible with the auditor’s independence.

2. At least annually, obtain and review a report by the independent auditor describing:

(a) The independent auditor’s internal quality control procedures;

(b) Any material issues raised by the most recent internal quality control review or by any inquiry or investigation by governmental or professional authorities within the preceding five years, and any steps taken to deal with any such issues; and

(c) The auditor’s independence consistent with Independence Standards Board Standard 1, and discuss with the auditor the auditor’s independence.

3. Hold timely discussions with the independent auditor regarding the following:

(a) Audit scope and plan;

(b) Any problems or difficulties encountered during the audit and related management’s response;

(c) The independent auditor’s attestation and management’s internal control report;

(d) All critical accounting policies and practices, as defined by the Securities and Exchange Commission (SEC);

(e) All alternative treatments of financial information within generally accepted accounting principles that have been discussed with management, ramifications of the use of such alternative disclosures and treatments, and the treatment preferred by the independent auditor;

(f) Other material written communications between the independent auditor and management, including, but not limited to, the management letter and schedule of unadjusted differences;

(g) The auditor’s independent qualitative judgment about the appropriateness, not just the acceptability, of the accounting principles applied and the clarity of the financial disclosure practices uses or proposed to be adopted by management;

(h) The independent auditor’s reasoning for accepting or questioning significant estimates made by management; and

(i) The independent auditor’s reasoning for appropriateness of the accounting principles and disclosure practices adopted by management for new transactions or events.

4. Review and pre-approve both audit and non-audit services to be provided by the independent auditor (other than with respect to de minimis exceptions permitted by the Sarbanes-Oxley Act of 2002). Approval of non-audit services shall be disclosed in periodic reports required by the SEC.

5. Review with management and the independent auditors the results of quarterly reviews, annual audits, and related reporting requirements, including internal control reports or management internal control certifications, in consultation with the Finance Committee and other committees as deemed appropriate, prior to the filing of the related Form 10-K or Form 10-Q.

6. Review with management and the independent auditor the financial disclosures contained in each Form 10-K, Form 10-Q and Form 8-K prior to the filing thereof with the SEC.

7. Arrange for the independent auditor to be available to the Board of Directors at least annually to help provide a basis for the Board to recommend to the Committee the appointment of the independent auditor.

8. Monitor the rotation of the partners of the independent auditor on UWG’s audit engagement team as required by applicable laws and rules.

Management

9. Review with management major issues regarding accounting principles and financial statement presentations, including any significant changes in the Company’s selection or application of accounting principles, and major issues as to the adequacy of the Company’s internal controls and any other special audit steps adopted in light of material control deficiencies.

10. Review periodically with management the Company’s major financial risk exposures and the steps management has taken to monitor and control such risks.

11. Review with management the effect of regulatory and accounting initiatives, as well as off-balance sheet structures on the financial statements of UWG.

Internal Audit

12. Review and concur in the appointment, replacement, and dismissal of the Director of Internal Audit.

13. Review and approve the Internal Audit charter.

14. Review with management and the Director of Internal Audit the following:

(a) Annual business risk assessment;

(b) Annual internal audit plan; and

(c) Quarterly internal audit update on the results of internal audit reviews and resource needs.

Other

15. Review the Committee charter periodically, at least annually, and recommend to the Board of Directors any necessary amendments, as conditions dictate.

16. At least annually, review and assess the performance of the Committee and report the Committee’s findings to the Board (or another committee of the Board if so designated).

17. Review any analyses setting forth significant financial reporting issues and judgments made in connection with the preparation of the financial statement, including analyses of the effect of alternative GAAP accounting methods on the financial statements.

Audit Committee Membership Requirements and Reporting:

1. The Committee will be comprised of members from the Board of Directors.

2. The Committee members will include an Audit Committee Chairman, three to five committee members, and the Chairman of the Board of Directors, ex-officio.

3. Each member of the Committee shall be free from any relationship that, in the opinion of the Board of Directors, would interfere with the exercise of his or her independent judgment as a member of the Committee, and shall comply with the requirements of Section 10A(m)(3) of the Securities and Exchange Act of 1934, as amended, and Item 7(d)(3)(iv)(B) of Regulation 14A.

4. All members of the Committee shall have a working familiarity with basic finance and accounting practices. The Board of Directors shall determine whether at least one member of the Committee qualifies as an “audit committee financial expert” in compliance with the criteria established by the SEC and other relevant regulations. The existence of such member shall be disclosed in periodic filings, as required by the SEC.

5. The Director of Internal Audit reports functionally to the Committee and administratively to the chief financial officer.

PROXY

SOLICITED BY THE BOARD OF DIRECTORS OF

UNIFIED WESTERN GROCERS, INC.

FOR ANNUAL MEETING OF SHAREHOLDERS ON FEBRUARY 14, 2006

The undersigned, revoking any previous proxies respecting the subject matter hereof, hereby appoints PETER J. O’NEAL, ALFRED A. PLAMANN and ROBERT M. LING, JR. attorneys and proxies (each with power to act alone and with power of substitution) to vote all of the Class A Shares and Class B Shares which the undersigned is entitled to vote, at the annual meeting of shareholders of Unified Western Grocers, Inc., to be held on February 14, 2006, or at any adjournment thereof, as follows:

1.	ELECTION OF DIRECTORS.

Election of Twelve Directors by Class A Shares.

Nominees: Louis A. Amen, David M. Bennett, John Berberian, Dieter Huckestein, Mark Kidd , John D. Lang, Jay T. McCormack, Peter J. O’Neal, Michael A. Provenzano, Jr., Thomas S. Sayles, Kenneth Ray Tucker and Richard L. Wright

☐    FOR all nominees listed above, except any whose names are crossed out in the above list (the Board of Directors favors an instruction to vote for all nominees).

☐    WITHHOLD AUTHORITY to vote for all nominees listed above.

Election of Three Directors by Class B Shares.

Nominees: Darioush Khaledi, Douglas A. Nidiffer, and Robert E. Stiles

☐    FOR all nominees listed above, except any whose names are crossed out in the above list (the Board of Directors favors an instruction to vote for all nominees).

☐    WITHHOLD AUTHORITY to vote for all nominees listed above.

2.	To transact such other business as may properly come before the meeting or any adjournment thereof.

The Board of Directors recommends that you vote “FOR” the election of each of the nominees in Proposal No. 1. All proposals to be acted upon are proposals of the Company. If any other business is properly presented at the meeting, including among other things, consideration of a motion to adjourn the meeting to another time or place in order to solicit additional proxies in favor of the recommendations of the Board of Directors, this proxy shall be voted by the proxyholders in accordance with the recommendation of a majority of the Board of Directors. At the date this proxy statement went to press, we did not anticipate any other matters would be raised at the annual meeting.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED, BUT IF NO DIRECTION IS INDICATED IT WILL BE VOTED “FOR” ITEM 1 AND ACCORDING TO THE RECOMMENDATION OF A MAJORITY OF THE BOARD OF DIRECTORS ON ANY OTHER PROPERLY PRESENTED MATTERS.

DATED:             , 2006

Signature	Title

Signature	Title

Signature	Title

PLEASE READ: Execution should be exactly in the name in which the shares are held; if by a fiduciary, the fiduciary’s full title should be shown; if by a corporation, execution should be in the corporate name by its chairman of the board, president or a vice president, or by other officers authorized by resolution of its board of directors or its bylaws; if by a partnership, execution should be in the partnership name by an authorized person.

PLEASE COMPLETE, DATE, SIGN AND RETURN

THIS PROXY PROMPTLY USING THE ENCLOSED ENVELOPE